Exhibit 99.1

Vitacost.com, Inc. Names Chris Cavalline as Chief Merchandising Officer

BOCA RATON, Fla., July 25, 2013 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer of health and wellness products, announced that it has named Chris Cavalline to the newly created position of Chief Merchandising Officer. Mr. Cavalline brings 25 years of retail experience to Vitacost.com and was most recently Senior Vice President of Merchandising and E-commerce at Kohl’s Department Stores, where he was instrumental in significantly expanding Kohl’s online business. Previously, Mr. Cavalline held senior leadership positions at Macy’s, Inc. and May department stores. Mr. Cavalline earned a B.S. in Physics and Civil Engineering from Washington and Lee University.

“We are excited to have Chris lead our merchandising team and believe he will play a key role in positioning Vitacost as the largest on-line provider of health and wellness products in the market today,” stated Jeffrey Horowitz, Vitacost’s Chief Executive Officer. “Expanding our offerings to consumers is one of the key objectives of our long-term growth strategy and we believe Chris’s expertise in product selection and assortment, cultivating new vendor relationships, and developing creative online promotions and campaigns will help enable us to achieve our goals. In addition, Chris will work closely with our in-house product development group as we remain focused on accelerating proprietary product growth.”

“I look forward to working with the entire team to help further drive the business as Vitacost continues to expand its online health and wellness leadership position,” stated Mr. Cavalline.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228